                                                                    EXHIBIT 99.2


                            [ASSURANCEAMERICA LOGO]


February 28, 2006

Dear Shareholders (and friends) of AssuranceAmerica,

It was a busy 4th Quarter, with continued significant increases over the prior periods. Our 2005 profitability is a tribute to a committed management team and our continued focus on measured growth.

Additionally, on January 30 we announced the acquisition of The Insurance Center, Inc., a 16-store chain of agencies in Florida, producing approximately $35.0 million in premiums. Combined with the earlier acquisition of a Tampa agency, this brings the total agencies of AssuranceAmerica/TrustWay to 50 offices.

Following are our December numbers:

                                                                          DECEMBER 2005 (UNAUDITED)
                                                   -------------------------------------------------------------------
                                                            CURRENT MONTH                         FULL YEAR
                                                   -----------------------------       -------------------------------
                                                    2005        2004       CHANGE       2005         2004       CHANGE
                                                   ------      ------      ------      ------      -------      ------
                                                      (IN $1,000)            %            (IN $1,000)              %
-  MGA/Carrier Gross Premiums Produced *           $6,006      $2,623       129%       $58,415     $30,557        91%
-  MGA/Carrier Revenues *                           3,323       1,447       130%        29,347      17,196        71%
-  Retail Agencies Gross Premium Produced *+        4,999       3,969        26%        60,120      47,308        27%
-  Retail Agencies Group Revenues *+                  993         744        33%         9,533       6,991        36%
-  Company Revenues +                               3,911       2,192        78%        37,116      24,188        53%
-  Company Pre-Tax Income +                            40          27       149%         2,269        (48)      4798%

* Before inter-company eliminations
+ Current year financial data includes agency acquisitions that may not be included in prior year data.

To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.

Thank you for your continued interest and confidence in AssuranceAmerica Corporation.

Sincerely,


--------------------                       -------------------------------------
Guy W. Millner                             Lawrence (Bud) Stumbaugh
Chairman                                   President and Chief Executive Officer


P.S. SAVE THE DATE OF APRIL 27, 2006 FOR OUR BBQ AND ANNUAL MEETING!



This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute "forward-looking" statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.




          5500 Interstate North Parkway - RiverEdge One - Suite 600 -
                             Atlanta, Georgia 30328

           770.933.8911 - fax 770.984.0173 - www.assuranceamerica.com
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